Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2016, with respect to the consolidated financial statements included in the Annual Report of Warren Resources, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Warren Resources, Inc. on Forms S-3 (File No. 333-208112, File No. 333-198815 and File No. 333-186625) and Forms S-8 (File No. 333-207927, File No. 333-169447 and File No. 333-125277).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 17, 2016